REFERENCE 3.1

                            ARTICLES OF INCORPORATION

                          CERTIFICATE OF INCORPORATION
                                       OF
                           1STOPSALE.COM HOLDINGS INC.


         FIRST: The name of this corporation shall be:

                1STOPSALE.COM HOLDINGS INC.

         SECOND: Its registered office in the State of Delaware is to be located at 110 W. Ninth Street, in the City of Wilmington, County of New Castle and its registered agent at such address is Com2000.net Inc.

         THIRD: The purpose or purposes of the corporation shall be:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

                 (a) Common. 50,000,000 shares of Common stock having a par value of $.001 per share:

                 (b) Preferred. 500,000 shares of Preferred stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.

         FIFTH: The name and address of the incorporator is as follows:

                            William Tay
                            Com2000.net Inc.
                            110 W. Ninth Street
                            Wilmington, DE 19801-1618

         SIXTH: The Board of Directors shall have the power to amend or repeal the by-laws.

         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages from any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directory's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this thirtieth day of September, A.D., 1999.



                                                              /s/ William Tay
                                                              ------------------
                                                              William Tay
                                                              Incorporator
                                       50